JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Concurrent Computer Corporation, a Delaware corporation (the “Company”);

WHEREAS, JDS1, LLC, a Delaware limited liability company (“JDS1”), Julian Singer, Wayne Barr, Matthew Stecker and Richard Ramlall wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the Company’s 2016 Annual Meeting of Stockholders or any other meeting of the stockholders in lieu thereof, and any adjournments, postponements, reschedulings, delays, continuations or special meetings thereof (the “2016 Annual Meeting”) and for the purpose of taking such other actions as the parties deem advisable to achieve the foregoing (collectively, the “Purposes”).

NOW, IT IS AGREED, this 27th day of July 2016 by the parties hereto:

1. In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/her/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate. JDS1 or its representative shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least twenty-four (24) hours prior to the filing or submission thereof.

2. So long as this agreement is in effect, each of Messrs. Barr, Stecker and Ramlall agrees to provide JDS1 advance written notice prior to effecting any purchase, sale, acquisition or disposal of any securities of the Company which he or she has, or would have, direct or indirect beneficial ownership so that JDS1 has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by Messrs. Barr, Stecker and Ramlall. Each of Messrs. Barr, Stecker and Ramlall agrees that he or she shall not undertake or effect any purchase, sale, acquisition or disposal of any securities of the Company without the prior written consent of JDS1.

3. Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the 2016 Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4. JDS1 shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agree to pay directly all such pre-approved expenses.

5. Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by JDS1, or its representatives, which approval shall not be unreasonably withheld.

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6. The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/she/it deems appropriate, in his/her/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8. In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9. Any party hereto may terminate his/her/its obligations under this Agreement on at least twenty-four (24) hours’ written notice to all other parties, with a copy by fax to Jeremy B. Reckmeyer at Andrews Kurth LLP, Fax No. (212) 850-2929.

10. Each party acknowledges that Andrews Kurth LLP shall act as counsel for both the Group and JDS1 and its affiliates relating to their investment in the Company.

11. Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

JDS 1, LLC

By: /s/ Julian Singer
Name: Julian Singer
Title: Manager

/s/ Julian Singer
Julian Singer

/s/ Wayne Barr
Wayne Barr

/s/ Matthew Stecker
Matthew Stecker

/s/ Richard Ramlall
Richard Ramlall